We've been making a difference in York County for 145 years.

It is, after all, our home, too.

Since 1864, we have been building relationships with our clients and within our community. Together we have weathered economic downturns, overcome social turmoil, fought wars, and survived natural disasters. Today our community is facing another serious event. This time, it's a global economic crisis. Once again, we are ready to help our clients and our neighbors survive these difficult times.

You may be familiar with the Capital Purchase Program recently created by the U.S. Treasury. Through this program, the Treasury will invest additional capital in strong, profitable, well-managed banks, like PeoplesBank, who have demonstrated the potential and the desire to lead our nation's economic recovery efforts. We recognize these are difficult times for you, our friends and neighbors, and because we meet the standards required by the U.S. Treasury, we have decided to take part in this voluntary program. Participating in this program makes good sense for our Company, our shareholders, and our community.

The Capital Purchase Program is not free. The U.S. Treasury will receive a set rate of return from us with the expectation that these funds will be used appropriately. That said, we believe you have the right to know how we plan to utilize this new capital and our Company's resources to help you.

So, we're publishing our commitment to you in the form of the **PeoplesBank Hometown Investment Plan**. Here's how our Plan will work:

- **WE WILL** defer your payments for up to six months if you are laid off from your job during 2009 as a result of the economic downturn and you have a consumer loan with PeoplesBank. This gives you time to find another job and get back on your feet.
- **WE WILL** continue to provide business lines of credit for qualified PeoplesBank business clients. You can, therefore, keep moving your business forward with the confidence that funding for ongoing operations will be available.
- **WE WILL** create a special fund administered by the United Way of York County to provide for the extraordinary needs in our community.
- **WE WILL** provide funding for the delivery of educational programs and consulting services to assist local businesses in making sound business decisions and to help consumers learn how to manage their finances and to maintain or improve their credit ratings.
- **WE WILL** make members of our PeoplesBank team available to provide leadership and support to non-profit agencies burdened by the increasing need for their services and decreased funding.
- **WE WILL** continue to invest the capital necessary to promote economic growth and job creation in our community by providing loans to businesses and residents of our hometown who meet our credit standards.


Rodney L. Krebs Larry J. Miller

York County is a special place – one known for its hard-working, industrious, and successful citizens. As the largest independent financial institution headquartered in York County, we consider it both our responsibility and a privilege to continue making a difference in our hometown.

So if you're already a PeoplesBank client, thank you for your confidence in us. If you're not yet a PeoplesBank client, wouldn't this be the right time to become one?

Sincerely,

Rodney L. Krebs
Chairman of the Board

Larry J. Miller
President and CEO

PEOPLESBank
what's next.

(888) 846-1970
www.peoplesbanknet.com

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